Exhibit 99.1

Ingles Markets, Incorporated Announces Third Quarter Sales and Earnings

ASHEVILLE, N.C.--(BUSINESS WIRE)--August 3, 2009--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported increased sales (excluding gasoline) for the three and nine month periods ended June 27, 2009, compared with the same periods of the previous year. Net income was lower for the three and nine month periods due to increased costs related to store development, general economic conditions and costs associated with the Company’s refinancing activities that occurred during the third quarter of fiscal year 2009.

Net income totaled $4.7 million for the three months ended and $23.6 million for the nine months ended June 27, 2009, compared with $16.0 million and $41.6 million for the comparable three and nine month periods of fiscal year 2008. The 2009 results include $10.2 million of prepayment penalties and loan cost write-offs related to the Company’s issuance of $575 million in bonds in May 2009. The senior notes were issued at a yield of 9.5% per annum and are due 2017. Proceeds were used to repay $350 million aggregate principal amount of subordinated notes due 2011, repay amounts outstanding under its lines of credit, and repay other indebtedness with either high interest rates or upcoming maturity.

Robert P. Ingle, chief executive officer, stated, “We are pleased to have secured our financing for the next few years. The credit markets have been substantially closed for the past couple of years and could continue to be difficult for the foreseeable future. A window of opportunity opened in May and we took advantage of favorable conditions to implement this refinancing.”

Third Quarter Results

Net sales totaled $826.8 million for the three months ended June 27, 2009, compared with $835.3 million for the three months ended June 28, 2008. Excluding gasoline, net sales increased 5.1%. The average retail price of gasoline declined by approximately $1.50 per gallon compared with the third quarter of the previous fiscal year.

Sales comparisons for the quarter were also affected by the timing of the Easter holiday. In fiscal 2008, Easter fell in the Company’s second fiscal quarter, but occurred in the Company’s third quarter of fiscal year 2009. Excluding gasoline sales and the effect of Easter sales, grocery segment comparable store sales increased 1.9% for the three months ended June 27, 2009, compared with the three months ended June 28, 2008. The number of customer transactions (excluding gasoline) increased 7.8%, while the average transaction size (excluding gasoline) decreased by approximately 1.3%.

Gross profit for the June 2009 quarter increased 6.4%, to $203.4 million, an increase of $12.3 million compared with the third quarter of last fiscal year. Gross profit, as a percentage of sales, increased to 24.6% for the June 2009 quarter compared with 22.9% for the June 2008 quarter. The increase in gross profit dollars is attributable to increased sales. Gross profit as a percentage of sales increased primarily due to lower gasoline prices. Excluding gasoline sales, grocery segment gross profit as a percentage of sales was 27.6% for the three months ended June 27, 2009, compared with 27.7% for the same quarter of last fiscal year. The Company has responded to the current competitive and economic environment by keeping prices as low as possible in order to grow sales and build market share.

Operating and administrative expenses for the June 2009 quarter totaled $169.7 million, an increase of $11.6 million, or 7.4%, over the June 2008 quarter. As a percentage of sales, operating and administrative expenses were 20.5% for the three months ended June 27, 2009, compared with 18.9% for the three months ended June 28, 2008. In general, the Company’s increased store development activities have resulted in higher personnel, depreciation and occupancy costs compared with the prior year. Ingles operated 201 stores at June 27, 2009, compared with 197 stores at June 28, 2008.

Net rental income, gains/losses on asset disposals and other income totaled $0.6 million for the June 2009 quarter, compared with $1.4 million for the June 2008 quarter. General economic conditions have resulted in lower occupancy rates, rent collections and lower prices received for sales of scrap cardboard and plastic.

Interest expense increased $4.8 million for the three-month period ended June 27, 2009, to $16.4 million from $11.6 million for the three-month period ended June 28, 2008. Total debt at June 2009 was $855.7 million compared with $666.6 million at June 2008. In May 2009, the Company issued $575.0 million aggregate principal amount of senior notes due in 2017 (the “Notes”). Note proceeds were used to pay off $350 million aggregate principal amount of senior subordinated debt maturing in 2011, pay off $45.3 million of indebtedness outstanding under the Company’s committed lines of credit, and pay off $77.7 million of secured indebtedness. In conjunction with these payoffs, the Company incurred call premiums and prepayment penalties totaling $6.8 million and wrote off $3.4 million of unamortized capitalized loan issuance costs associated with the paid off debt.

Income tax expense as a percentage of pre-tax income increased to 37.5% in the June 2009 quarter compared with 29.9% in the June 2008 quarter due to higher state income taxes and deferred taxes.

Net income totaled $4.7 million, 0.6% of sales, for the three-month period ended June 27, 2009, compared with $16.0 million, 1.9% of sales, for the three-month period ended June 28, 2008. Basic and diluted earnings per share for publicly traded Class A Common Stock were $0.20 and $0.19 for the June 2009 quarter compared with $0.68 and $0.65, respectively, for the June 2008 quarter. Basic and diluted earnings per share for Class B Common Stock were each $0.18 for the June 2009 quarter compared with $0.62 of basic and diluted earnings per share for the June 2008 quarter.

Nine Months Results

Net sales increased by $25.5 million, or 1.1%, to $2.42 billion for the nine months ended June 2009. Excluding gasoline sales where the retail per gallon price was 36% lower, sales grew 5.3% over the comparable nine-month periods and comparable store sales for the nine months ended June 2009 increased 3.9%. Excluding gasoline, the number of customer transactions increased 7.2% and the average transaction size decreased by 18 cents. The Company believes customers are eating at home more often and are changing purchasing habits towards private label and lower priced products.

Gross profit dollars for the June 2009 nine-month period increased $37.0 million, or 6.7%, to $593.2 million, compared with $556.2 million for the same period of fiscal 2008. Gross profit as a percentage of sales was 24.5% and 23.2% for the nine months ended June 27, 2009, and June 28, 2008, respectively. Excluding gasoline sales, grocery segment gross profit as a percentage of sales was 27.0% for the nine months ended June 27, 2009, compared with 27.2% for the same period of last fiscal year.

Operating expenses increased $44.8 million comparing the first nine months of fiscal 2009 to the same period of last fiscal year, and were 20.9% of sales for the nine months ended June 27, 2009, compared with 19.3% of sales for the nine months of fiscal year 2008. Excluding gasoline sales and associated gasoline operating expenses (primarily payroll), operating expenses were 23.2% of sales for the nine-month fiscal 2009 period compared with 22.3% for the same period of fiscal 2008. Since the beginning of fiscal year 2008, the Company has completed 22 new, remodeled or relocated stores. Current unfavorable economic conditions have extended the time needed for new and redeveloped stores to reach targeted levels of sales and profitability to cover additional personnel, utility and depreciation costs that are incurred in full from the opening of a new/redeveloped store.

Net rental income, gains/losses on asset disposals and other income totaled $3.7 million for the June 2009 nine-month period, compared with $4.5 million for the June 2008 nine-month period. In addition to the factors mentioned above in the three month discussion, the Company sold an outparcel at a $1.0 million gain in March 2009.

Interest expense totaled $42.5 million for the nine-month period ended June 27, 2009, an increase of $7.7 million from $34.8 million for the nine-month period ended June 28, 2008. In addition, and as noted above, expenses related to the Company’s 2009 financing activities totaled $10.2 million.

Income tax expense as a percentage of pre-tax income increased to 37.7% for the June 2009 nine-month period compared with 35.4% for the comparable June 2008 period, attributable to higher deferred taxes.

Net income totaled $23.6 million, 1.0% of sales, for the nine-month period ended June 27, 2009, compared with $41.7 million, 1.7% of sales, for the nine-month period ended June 28, 2008. Basic and diluted earnings per share for publicly traded Class A Common Stock were $1.01 and $0.95 for the June 2009 nine-month period compared with $1.78 and $1.70, respectively, for the June 2008 quarter nine-month period. Basic and diluted earnings per share for Class B Common Stock were each $0.92 for the fiscal June 2009 period compared with $1.62 of basic and diluted earnings per share for the same fiscal period ended June 2008.

During the June 2009 nine-month period, Ingles completed four new stores, two remodeled stores, and four replacement stores, and constructed nine fuel centers. Capital expenditures for the June 2009 nine-month period totaled $127.4 million and are expected to be approximately $150 million for the full fiscal year, including expenditures for stores to open in fiscal 2010.

In conjunction with the new senior note issuance in May 2009, the Company entered into a new three-year $175.0 million syndicated line of credit facility to replace certain existing facilities. Line of credit facilities total $190.0 million of which there are no amounts outstanding at June 27, 2009. As a result of the new senior note issuance and repayment of other debt, the Company extended the average maturity of its debt, decreased its letter of credit outstanding to $9.2 million and increased the amount of unencumbered real property and equipment.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2008 Form 10-K and 2009 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 201 supermarkets. In conjunction with its supermarket operations, the Company also operates 73 neighborhood shopping centers, all but 16 of which contain an Ingles supermarket. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights

	Three Months Ended		Nine Months Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008

Net sales	$826,766	$835,347	$2,420,806	$2,395,255
Gross profit	203,359	191,063	593,230	556,216
Operating and administrative expenses	169,744	158,069	506,253	461,418
Rental income, net	326	673	1,872	2,786
Gain (loss) from sale or disposal of assets	(99)	(110)	180	(670)
Income from operations	33,842	33,557	89,028	96,914
Other income, net	416	843	1,669	2,345
Interest expense	16,434	11,626	42,531	34,765
Loss on early extinguishment of debt	10,241	–	10,241	–
Income taxes	2,847	6,800	14,289	22,832
Net income	$4,737	$15,974	$23,637	$41,661

Basic earnings per common share – Class A	$0.20	$0.68	$1.01	$1.78
Basic earnings per common share – Class B	$0.18	$0.62	$0.92	$1.62
Diluted earnings per common share – Class A	$0.19	$0.65	$0.95	$1.70
Diluted earnings per common share – Class B	$0.18	$0.62	$0.92	$1.62

Additional selected information:
Depreciation and amortization expense	$20,483	$17,482	$58,974	$50,863
Rent expense	$4,008	$3,790	$11,188	$11,577

Condensed Consolidated Balance Sheets (Unaudited)

		June 27,	Sept. 27,
		2009	2008
ASSETS
Cash and cash equivalents		$56,049	$4,179
Receivables-net		50,248	47,272
Inventories		280,536	258,677
Other current assets		19,771	24,635
Property and equipment-net		1,078,934	1,030,023
Other assets		21,255	10,218
TOTAL ASSETS		$1,506,793	$1,375,004

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt		$34,467	$36,156
Accounts payable, accrued expenses and current portion of other long-term liabilities		188,080	217,117
Deferred income taxes		60,025	50,523
Long-term debt		821,257	681,001
Other long-term liabilities		6,122	5,393
Total Liabilities		1,109,951	990,190
Stockholders' equity		396,842	384,814
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		$1,506,793	$1,375,004

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, Chief Financial Officer
828-669-2941 (Ext. 223)